Exhibit 10.2

RELEASE AGREEMENT

This Release Agreement (the “Release”) is entered into as of the      day of         , 2020, by and between                      (the “[Director/Officer]”) and Keith Murphy (“Mr. Murphy”).

RECITALS

WHEREAS, the [Director/Officer] is a [director/officer] of Organovo Holdings, Inc. (the “Company”); and

WHEREAS, in connection with that certain Cooperation Agreement, dated as of July 8, 2020 (the “Cooperation Agreement”), by and between the Company and Mr. Murphy, the [Director/Officer] has agreed to resign as a [director/officer], on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the above premises, the mutual covenants herein contained and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.    Release of the [Director/Officer].

(a)    Mr. Murphy, for himself and on behalf of any other Person claiming by or through Mr. Murphy, including, but not limited to, his Affiliates (collectively the “Murphy Party Releasors”), to the extent permitted by applicable law, hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges the [Director/Officer] and [his/her] executors, spouse, heirs, estate, beneficiaries, legal representatives, assigns and agents (collectively, the “[Director/Officer] Released Parties”) from any and all Claims that any Murphy Party Releasor may now have, has ever had, or that might subsequently accrue to any of the Murphy Party Releasors with respect the period of time prior to the date of the Cooperation Agreement (the “Effective Time”), derivatively on behalf of each of the Murphy Party Releasors or otherwise, against the [Director/Officer], including in [Director’s/Officer’s] capacity as an officer, director, employee or agent of the Company or its Affiliates, whether arising under statute, common law or other law, including without limitation any Claims relating to or arising from a breach of fiduciary duty or any other alleged duty or obligation of the [Director/Officer], relating to management or oversight of the business and affairs of the Company or any of its Affiliates, or relating to breach of or arising pursuant to or under the certificate of incorporation or bylaws or other governing documents of the Company and its Affiliates.

(b)    Mr. Murphy represents and warrants that no Murphy Party Releasor has transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any [Director/Officer] Released Claims (or any Claims that would constitute [Director/Officer] Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Release does not violate or conflict with the terms of any contract, agreement or other instrument to which Mr. Murphy is a party or by which Mr. Murphy otherwise is bound.

(c)    Mr. Murphy acknowledges and agrees that the provisions of this Section 1 are valid, fair, adequate and reasonable and were agreed to with its full knowledge and consent, after an opportunity to consult with counsel of its choosing, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform any Murphy Party Releasor.

(d)    Mr. Murphy (on behalf of each Murphy Party Releasor) hereby irrevocably covenants to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced any Claim or demand of any kind against any member of the [Director/Officer] Released Parties based upon any [Director/Officer] Released Claims released or purported to be released hereby. Mr. Murphy understands and agrees that the Murphy Party Releasors are expressly waiving all [Director/Officer] Released Claims, including, but not limited to, those Claims that they may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Release, and Mr. Murphy (on behalf of each Murphy Party Releasor) expressly waives any rights under applicable law that provide to the contrary.

2.    Section 1542 of the California Civil Code. Mr. Murphy acknowledges and agrees that he gives up his rights under the provisions of any statute or common law rule similar to Section 1542 of the California Civil Code (the “Code”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR;

Mr. Murphy understands, and has had the opportunity to consult with counsel regarding, the importance, meaning and legal effect of statutes and common law rules such as Section 1542 of the Code and this entire Release. Mr. Murphy knows that he may have serious damage or losses about which he knows nothing concerning the matters which are the subject of the release of all claims set forth herein, but Mr. Murphy takes his chances and release all claims and causes of action which may relate or arise from those damages and losses. Mr. Murphy understands that the [Director/Officer] would not have agreed to the terms of this Release if it did not cover all losses, damage and injuries, including those that may be presently unknown to Mr. Murphy and unanticipated by Mr. Murphy, as set forth in the release herein.

3.    Miscellaneous.

(a)    Assignment. Neither this Release nor any rights or obligations of any party hereto may be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party, and any purported assignment without such consent shall be null and void.

(b)    Amendments. This Release may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by both parties hereto and which makes reference to this Release.

(c)    No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Release or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(d)    No Third Party Beneficiaries. This Release is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto, except that (i) each of the [Director/Officer] Released Parties (other than the [Director/Officer]) shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the [Director/Officer] under this Release.

(e)    Entire Agreement. This Release embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, relating to the subject matter hereof.

(f)    Invalid Provisions. If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Release, such provision shall be fully severable; this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Release, they shall take any actions necessary to render the remaining provisions of this Release valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Release to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(g)    Governing Law. This Release will be interpreted, construed and enforced in accordance with the laws of the State of Delaware (excluding principles of conflicts of laws thereof).

(h)    Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Release and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Release and the rights and obligations arising hereunder brought by the other parties hereto or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any action relating to this Release in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Release, (i) any claim that they are not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that they or their property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Release, or the subject matter hereof, may not be enforced in or by such courts.

(i)    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS RELEASE. EACH PARTY TO THIS RELEASE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(i).

(j)    Binding Effect and Assignment. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k)    Section Headings. The section headings contained in this Release are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Release.

(l)    Counterparts. This Release may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronically transmitted signatures shall be given the same effect as original signatures.

(m)    No Admission of Liability. Nothing in this Release shall be deemed an admission of liability by any of the parties hereto with respect to any of the Claims released pursuant to this Release.

4.    Defined Terms. For purposes of this Release, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified

Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Claims” means all actions, arbitrations, audits, hearings, investigations, litigations, orders, suits (whether civil, criminal, administrative, investigative or informal), debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and liabilities, including without limitation to any rights to indemnification, reimbursement or contribution, whether pursuant to any instrument or contract or otherwise, any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred prior to the Effective Date, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, previously or presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever.

“[Director/Officer] Released Claims” means all Claims subject to the release provided in Section 1(a) above.

“Person” means an individual or entity, including any corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental authority.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

KEITH MURPHY

DIRECTOR:

[Print Name]

Title:

[Signature]